Exhibit 99.1

June 18, 2025

The Hamilton Company announces acquisition of the Hill Estates property in Belmont, MA for 175 million.

BOSTON - The Hamilton Company today announced it has acquired the Hill Estates property in Belmont, MA - a 396-unit residential community with on-site management and other offices at a campus off Brighton Street in the town’s easternmost neighborhood.

The $175 million acquisition closed June 18 in a transaction with the property’s long-time owners - the DiGiovanni Family of Belmont. The sale also includes two office properties that are located nearby but off the main Hill Estates campus. Bridge financing was provided by KeyBank.

“This acquisition significantly expands our portfolio of high-quality residential properties to nearly 6,000 units in Greater Boston,” said Jameson Brown, Chairman and CEO of The Hamilton Company. “Belmont is one of the most desirable communities in the region, with excellent public amenities and convenient access to public transit and just minutes from Cambridge and downtown Boston.”

The Hamilton Company will staff an on-site management office and operate all property management and maintenance functions for the 396 units and all common areas. Residents will also have access to the Company’s full range of online tenant services, including online rent payments, maintenance requests, and renter’s insurance.

The off-site commercial properties will be marketed and sold by The Hamilton Company as they are not part of the core business and revenue model of the Hill Estates residential community. The company plans to make significant capital improvements to the property including the renovation of all units.